Exhibit 10 SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

          THIS AGREEMENT is made as of the 28th day of September, 2001, by and between VULCAN MATERIALS COMPANY, a New Jersey corporation (the "Company"), and DONALD M. JAMES (the "Executive").

          WHEREAS, the Executive has been employed by the Company in valuable executive service to the Company; and

          WHEREAS, the Company desires to reward such past service and to encourage and reward the continued employment of the Executive with the Company until his retirement and to promote his devotion to his duties on behalf of the Company without uncertainty or concern as to his retirement income security or that of his spouse;

          NOW, THEREFORE, the Company and the Executive hereby enter into this Supplemental Executive Retirement Agreement as hereinafter provided:
ARTICLE I. GENERAL

          Section 1.1   Effective Date.     This Agreement shall be effective as of May 11, 2001 (the "Effective Date").

          Section 1.2   Defined Terms.     The definitions of capitalized terms used in this Agreement (if not provided where a capitalized term initially appears) are provided in the last Article hereof.
ARTICLE II. RETIREMENT BENEFITS

          Section 2.1   Additional Service Credit for Purposes of Calculating the Retirement Benefit. Anything to the contrary notwithstanding, except as set forth below with respect to the maximum number of years of Benefit Service under the Retirement Income Plan, for all purposes under the Retirement Income Plan and the Supplemental Benefit Plan, the Executive's service with the Company or its affiliates shall be the sum of (x) and (y):

          (x)     the total number of years and partial years of the Executive's active employment with the Company or its affiliates during which substantial services were rendered as an employee, commencing on December 15, 1992 (the date the Executive was first employed by the Company) and ending on the date the Executive ceases to perform services as an employee for the Company or its affiliates; and

          (y)     the number equal to the product of (a) the number of years and partial years of the Executive's active employment with the Company or its affiliates as determined in clause (x) above and (b) 1.2;

provided, however, that in no event shall the Executive's "Benefit Service" under the Retirement Income Plan exceed forty (40) years regardless of his actual years of service.

          Section 2.2   Termination on or after a Change of Control. Upon a termination by the Executive entitling him to receive benefits pursuant to Section 6(a) of the Employment Agreement, the amount payable to the Executive under Section 6(a)(i)(C) of the Employment Agreement shall be determined as if the phrase "if the Executive's employment continued for three years after the Date of Termination" in subclause (a) of such Section 6(a)(i)(C) read "if the Executive's employment continued for 6.6 years after the Date of Termination," in order to give effect to Section 2.1 of this Agreement. Notwithstanding, the foregoing, in no event shall the Executive's "Benefit Service" under the Retirement Income Plan exceed forty (40) years regardless of his actual years of service, nor shall the Executive be entitled to benefits under Section 6(a)(i)(C) of the Employment Agreement that would be duplicative of the benefits provided hereunder.
ARTICLE III. ADMINISTRATION

          Section 3.1   General.     Except as otherwise specifically provided in the Agreement, the Committee shall be responsible for administration of the Agreement.

          Section 3.2   Administrative Rules.     The Committee may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Agreement.

          Section 3.3   Duties.     The Committee shall have the following rights, powers and duties:

          (A)     The decision of the Committee in matters within its jurisdiction shall be final, binding and conclusive upon the Company and upon any person affected by such decision.

          (B)     The Committee shall have the duty and authority to interpret and construe the provisions of the Agreement, to decide any question that may arise regarding the rights of the Executive hereunder and to exercise such powers as the Committee may deem necessary for the administration of the Agreement.

          (C)     The Committee shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to the Executive and his rights and duties under the Agreement. The Committee shall maintain a bookkeeping account with respect to payment of any Retirement Benefit.

          (D)     Notwithstanding any other provision of this Agreement, upon and after the occurrence of a Change of Control (as defined in the Employment Agreement) and within the six-month period immediately preceding a Change of Control, the Committee's authority and powers shall not be used to interpret or construe the provisions hereof in any way (or to take any other action) that would adversely affect any right given the Executive by this Agreement.
ARTICLE IV. MISCELLANEOUS PROVISIONS

          Section 4.1   Amendment and Termination.     This Agreement may be amended or modified only with the written consent of the parties hereto.

          Section 4.2   No Assignment.     The Executive shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder of any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

          Section 4.3   Successors and Assigns.     The provisions of the Agreement are binding upon and inure to the benefit of each Company, its successors and assigns, and the Executive, his beneficiaries, heirs and legal representatives.

          Section 4.4   Governing Law.     The Agreement shall be subject to and construed in accordance with the laws of the State of New Jersey without giving effect to any conflict or choice of law principles or rules, to the extent not preempted by the provisions of ERISA.

          Section 4.5   No Guarantee of Employment.     No provisions of this Agreement, nor any action taken by the Committee or the Company pursuant to this Agreement, shall give or be construed as giving the Executive any right to be retained in the employ of the Company, or affect or limit in any way the right of the Company to terminate the Executive's employment.

          Section 4.6   Severability.     If any provision of the Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Agreement, but the Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

          Section 4.7   Notification of Addresses.     The Executive shall file with the Committee, from time to time, in writing, the post office address of the Executive and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Committee (or if no such address was filed with the Committee, then to the last post office address of the Executive as shown on the Company's records) shall be binding on the Executive for all purposes of the Agreement and neither the Committee nor the Company shall be obliged to search for or ascertain the whereabouts of the Executive.

          Section 4.8   Bonding.     The Committee and all agents and advisors employed by it shall not be required to be bonded, except as may otherwise be required by ERISA.

          Section 4.9   Taxes.     The Company shall have the right to withhold from any cash or other amounts due or to become due from the Company to the Executive (including by reducing the amount of any Retirement Benefit payable in the future) the amount of any federal, state and local taxes required to be withheld or otherwise deducted and paid by the Company with respect to the vesting or payment of any Retirement Benefit hereunder.

          Section 4.10   No Funding.     This Agreement is intended primarily to provide deferred compensation benefits to a select member of management and highly compensated employee within the meaning of Section 201, 301 and 401 of ERISA. There shall be no funding of the benefit amounts to be paid pursuant to this Agreement. The Agreement shall not confer upon the Executive (or beneficiary or any other person) any security interest or any other right, title or interest of any kind in or to any property of the Company. The Agreement shall constitute merely the unsecured promise of the Company to make the benefit payments provided for herein. Notwithstanding the foregoing provisions of this Section 4.10, the Company, in its discretion, may establish a trust to pay the benefit amounts hereunder, which trust shall be subject to the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency. If such a trust is established, the Company shall remain responsible for the payment of any benefit amounts provided hereunder that are not paid in accordance with the provisions hereof by such trust.
ARTICLE V. DEFINITIONS AND USAGE

          Section 5.1   Definitions.     Wherever used in the Agreement, the following words and phrases shall have the meaning set forth below, unless the context plainly requires a different meaning:

          "Agreement" means this Supplemental Executive Retirement Agreement, as set forth herein and as amended from time to time.

          "Board" means the Board of Directors of the Company.

          "Committee" shall mean the Compensation Committee of the Board , as such Committee is established and comprised in accordance with the Supplemental Benefit Plan.

          "Company" means Vulcan Materials Company, a New Jersey corporation, and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a particular ERISA section shall include any provision that modifies, replaces, or supersedes it.

          "Employment Agreement" means the Employment Agreement between the Company and the Executive, dated as of February 10, 2000, as it may be amended from time to time.

          "Executive" means Donald M. James.

          "Retirement Benefit" means the benefits payable to the Executive under the Retirement Income Plan and the Supplemental Benefit Plan, after giving effect to Section 2.1 of this Agreement.

          "Retirement Income Plan" means the Retirement Income Plan for Salaried Employees of Vulcan Materials Company, as amended from time to time, or any successor plan.

          "Supplemental Benefit Plan" means the Vulcan Materials Company Unfunded Supplemental Benefit Plan for Salaried Employees, as amended from time to time, or any successor plan.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
VULCAN MATERIALS COMPANY By: Chairman of the Compensation Committee Donald M. James